AIM CHARTER FUND                                                   SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   10/31/2009
FILE NUMBER:         811-1424
SERIES NO.:          3

72DD.  1   Total income dividends for which record date passed during the period. (000's Omitted)
           Class A               $ 42,646

       2   Dividends for a second class of open-end company shares (000's Omitted)
           Class R               $     84
           Class Y               $    128
           Institutional Class   $  3,586

73A.       Payments per share outstanding during the entire current period: (form nnn.nnnn)

       1   Dividends from net investment income
           Class A                 0.1540

       2   Dividends for a second class of open-end company shares (form nnn.nnnn)
           Class R                 0.1264
           Class Y                 0.1565
           Institutional Class     0.2223

74U.   1   Number of shares outstanding (000's Omitted)
           Class A                276,466

       2   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
           Class B                 20,703
           Class C                 16,516
           Class R                  1,783
           Class S                     98
           Class Y                  4,943
           Institutional Class     22,510

74V.   1   Net asset value per share (to nearest cent)
           Class A               $  14.16

       2   Net asset value per share of a second class of open-end company shares (to nearest cent)
           Class B               $  13.62
           Class C               $  13.65
           Class R               $  14.07
           Class S               $  14.16
           Class Y               $  14.20
           Institutional Class   $  14.57